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As filed with the Securities and Exchange Commission on March 23, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GATEWAY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	42-1249184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4545 Towne Centre Court
San Diego, California 92121

(Address of Principal executive offices)

Gateway, Inc. 2000 Equity Incentive Plan
Gateway, Inc. Employee Equity Incentive Plan
(Full Title of the Plans)

William M. Elliott, Esq.
Senior Vice President, General Counsel and Secretary
4545 Towne Centre Court
San Diego, California 92121
(858) 799-3240

(Name and address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01("Common Stock") to be issued under the 2000 Equity Incentive Plan	32,000,000	$15.88	$508,160,000	$127,040

Common Stock to be issued under the Employee Equity Incentive Plan	5,000,000	$15.88	$79,400,000	$19,850

Total:	37,000,000			$146,890

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices per share of the Common Stock reported on the New York Stock Exchange on March 21, 2001, which was $15.88.

PART I.  Information required in Section 10(a) prospectus

    The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or provided to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II.  Information required in this registration statement

Item 3.  Incorporation of documents by reference

    Gateway, Inc. ("Company") incorporates by reference in this registration statement the following documents filed by us with the SEC:

  (a)
  Annual Report on Form 10-K for the year ended December 31, 2000;

  (b)
  The description of the Common Stock contained in Form 8-A filed May 15, 1997 including any subsequent amendment or any report or other filing with the Commission updating such description

  (c)
  The description of rights contained in Form 8-A filed on February 4, 2000.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of securities

    Not applicable.

Item 5.  Interests of Named Experts and Counsel

    Not Applicable

Item 6.  Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

    Pursuant to Section 102(b)(7) of the GCL, a corporation may provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

    Under our Restated Certificate of Incorporation and bylaws, we will, to the full extent permitted by the GCL, indemnify each person made or threatened to be made a party to any civil, criminal or investigative action, suit or proceeding by reason of the fact that such person is or was our director, officer or employee or agent or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Restated Certificate of Incorporation and bylaws state that the indemnification provided therein is not exclusive.

    We have in force an insurance policy under which our directors and officers are insured, within the limits and subject to the limitations in the policy, against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.  Exemption from registration claimed

    Not applicable.

Item 8.  Exhibits

4.1
2000 Equity Incentive Plan

4.2
Employee Equity Incentive Plan

5.1
Legal Opinion of Stephanie G. Heim, Esq.

23.1
Consent of PricewaterhouseCoopers LLP

23.2
Consent of Stephanie G. Heim (included in her opinion filed as Exhibit 5.1)

24.1
Powers of Attorney

Item 9.  Undertakings

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans, annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 23rd day of March, 2001.

GATEWAY, INC.
By:	/s/ JOSEPH BURKE Joseph Burke Senior Vice President & Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THEODORE W. WAITT Theodore W. Waitt*	Chairman, Chief Executive Officer, and Director	March 23, 2001
/s/ JOSEPH BURKE Joseph Burke	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 23, 2001
/s/ ROBERT D. MANZA Robert D. Manza	Vice President and Controller (Principal Accounting Officer)	March 23, 2001
/s/ ELIZABETH DOLE Elizabeth Dole*	Director	March 23, 2001
/s/ GEORGE H. KRAUSS George H. Krauss*	Director	March 23, 2001
/s/ DOUGLAS L. LACEY Douglas L. Lacey*	Director	March 23, 2001
/s/ JAMES F. MCCANN James F. McCann*	Director	March 23, 2001
/s/ RICHARD D. SNYDER Richard D. Snyder*	Director	March 23, 2001
*By:	/s/ WILLIAM M. ELLIOTT William M. Elliott Attorney in Fact

EXHIBIT INDEX

Number	Description
4.1	2000 Equity Incentive Plan
4.2	Employee Equity Incentive Plan
5.1	Legal Opinion of Stephanie G. Heim, Esq.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Stephanie G. Heim, Esq. (included in her opinion filed as Exhibit 5.1)
24.1	Powers of Attorney

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SIGNATURES